Westfield Financial, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President & CEO
Leo R. Sagan, Jr., CFO
Meghan Hibner, VP Investor Relations Officer
413-568-1911

WESTFIELD FINANCIAL, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2015 AND DECLARES QUARTERLY DIVIDEND

Loan growth continues to be strong at 12.7% year-over-year

Westfield, Massachusetts, April 29, 2015: Westfield Financial, Inc. (the “Company”) (NasdaqGS:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $1.3 million, or $0.08 per diluted share, for the quarter ended March 31, 2015, compared to $1.6 million, or $0.09 per diluted share, for the quarter ended March 31, 2014.

Selected financial highlights for first quarter 2015 include:

  Total loans increased $82.2 million, or 12.7%, to $730.4 million at March 31, 2015 compared to $648.2 million at March 31, 2014. This was primarily due to increases in residential loans of $38.9 million, commercial and industrial loans of $29.8 million and commercial real estate loans of $13.0 million. On a sequential-quarter basis, total loans increased $5.7 million, or 0.8%, from $724.7 million at December 31, 2014. This was due to an increase in commercial real estate loans of $8.7 million, offset by a decrease in commercial and industrial loans of $2.8 million, primarily due to normal loan payoffs and pay downs.

  Securities declined $26.3 million, or 4.9%, to $515.2 million at March 31, 2015, compared to $541.5 million at March 31, 2014. On a sequential-quarter basis, securities increased by $6.4 million, or 1.3%, at March 31, 2015, compared to $508.8 million at December 31, 2014.

  Net interest and dividend income decreased $65,000 to $7.6 million for the quarter ended March 31, 2015 compared to $7.7 million for the comparable 2014 period. On a sequential-quarter basis, net interest and dividend income decreased $288,000 for the quarter ended March 31, 2015, compared to the quarter ended December 31, 2014. The fourth quarter 2014 included $88,000 in deferred fee income recognized upon the payoff of a relationship.

  The Bank prepaid a repurchase agreement in the amount of $10.0 million with a rate of 2.65% and incurred a prepayment expense of $593,000 for the first quarter 2015 in order to eliminate a higher-cost liability.

  Non-interest expense was $6.7 million for the quarter ended March 31, 2015 and $6.5 million for the quarter ended March 31, 2014. On a sequential-quarter basis, noninterest expense increased by $215,000 for the quarter ended March 31, 2015, compared to $6.5 million for the quarter ended December 31, 2014. The increase on a sequential-quarter basis was due in part to an increase in salaries and benefits of $178,000. Of this amount, $51,000 is attributable to salary-related taxes which are typically higher in the first quarter of each year.

President and CEO, James C. Hagan stated, “During the first quarter, harsh winter weather slowed economic activity, and therefore loan demand, particularly commercial construction projects. We continue to cultivate new and existing customer relationships in western Massachusetts and northern Connecticut and our outlook for growth remains positive for 2015. We have an experienced, disciplined, regional leadership team prepared to take advantage of continued opportunities for organic growth and expansion into demographically attractive markets.”

Hagan continued, “The customer response to our strategic initiatives has been very positive. Our Enfield branch, which opened in November 2014, and Granby Branch, which opened in June 2013, have combined deposits of over $23.0 million. We currently have both a commercial lender and a residential lender based in the Connecticut market and we anticipate adding another commercial lender in 2015. In addition, we relocated a commercial loan team to downtown Springfield, Massachusetts in 2014, which provides proximity to the I-91 corridor and better access to the borrowers and centers of influence in the greater-Springfield area and northern Connecticut. We have taken action to strategically expand our market reach, and while this initially has increased non-interest expense, we feel this will create opportunities to grow our franchise and generate higher revenue.”

Additional Income Statement Discussion

Net interest and dividend income was $7.6 million for the quarter ended March 31, 2015 and $7.7 million for the quarter ended March 31, 2014. The net interest margin decreased 11 basis point to 2.52% for the quarter ended March 31, 2015, compared to 2.63% for the quarter ended March 31, 2014. The yield on average interest-earning assets decreased 7 basis points while the cost of average interest-bearing liabilities increased 4 basis points. This was partially offset by an increase of $39.9 million in the average balance of interest-earning assets. Our strategy has been to structure the balance sheet with a focus on better earnings and performance in a rising rate environment. Interest rates falling back to historically low levels has put pressure on our net interest margin, however we feel that it is important to be better positioned toward the eventual rise in rates.

Non-interest income increased $151,000 to $1.2 million for the quarter ended March 31, 2015, compared to $1.1 million for the same period in 2014. Net gains on sales of securities were $817,000 for the first quarter 2015, compared to $29,000 in the first quarter 2014 as management sold securities with lower yields. The Bank also prepaid a repurchase agreement in the amount of $10.0 million with a rate of 2.65% and incurred a prepayment expense of $593,000 in order to eliminate a higher-cost liability.

Non-interest expense increased $177,000 to $6.7 million for the first quarter 2015, compared to $6.5 million in same period in 2014. Occupancy expense increased $79,000 for the first quarter 2015, primarily due to new locations in Enfield, CT and Springfield, MA. Data processing expense increased $70,000. The efficiency ratio, excluding non-core items, was 78.08% and 75.07% for the three months ended March 31, 2015 and 2014, respectively.

Additional Balance Sheet Discussion

Total deposits increased $66.6 million, or 8.3%, to $873.3 million at March 31, 2015, compared to $806.7 million at March 31, 2014. This was primarily due to increases in term accounts of $42.2 million, money market accounts of $24.9 million and checking accounts of $4.5 million, partially offset by a decrease in regular savings accounts of $5.0 million. On a consecutive quarter basis, total deposits increased $39.1 million, or 4.7%, compared to $834.2 million at December 31, 2014. In addition, short-term borrowings and long term debt decreased $11.7 million to $295.3 million at March 31, 2015, compared to $307.0 million at March 31, 2014.  This was primarily due to the prepayment of a repurchase agreement in the amount of $10.0 million during the 2015 period.

Shareholders’ equity was $140.3 million at March 31, 2015 and $142.5 million at December 31, 2014, which represented 10.6% and 10.8% of total assets, respectively. The decrease in shareholders’ equity during the quarter reflects the repurchase of 225,041 shares of common stock for $1.7 million (an average price of $7.44 per share), a decrease in accumulated other comprehensive income of $1.6 million, and the payment of a quarterly dividend of $531,000. This was offset by net income of $1.3 million for the quarter ended March 31, 2015.

On March 13, 2014, the Company announced a repurchase program under which it may repurchase up to 1,970,000 shares, or 10% of its outstanding common stock. At March 31, 2015, there were 774,419 shares remaining under this repurchase program.

Credit Quality

The allowance for loan losses was $8.0 million at March 31, 2015, $7.9 million at December 31, 2014 and $7.6 million at March 31, 2014, representing 1.10%, 1.10% and 1.17% of total loans, respectively. This represents 96.3%, 90.0% and 244.5% of nonperforming loans at March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
	(In thousands)

Balance, beginning of period	$7,948	$7,695	$7,459
Provision	300	275	100
Charge-offs	(225)	(35)	(99)
Recoveries	12	13	107
Balance, end of period	$8,035	$7,948	$7,567

Nonperforming loans were $8.3 million and $8.8 million, representing 1.14% and 1.22% of total loans at March 31, 2015 and December 31, 2014, respectively. Loans delinquent 30 – 89 days decreased $1.8 million to $2.0 million at March 31, 2015 from $3.8 million at December 31, 2014. There are no loans 90 or more days past due and still accruing interest.

Declaration of Quarterly Dividend

The Board of Directors approved the declaration of a quarterly cash dividend of $0.03 per share. The dividend is payable on May 27, 2015 to all shareholders of record on May 13, 2015.

About Westfield Financial, Inc.

Westfield Financial, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Westfield Financial and its subsidiaries are headquartered in Westfield, Massachusetts and operate through 13 banking offices located in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent filings with the Securities and Exchange Commission. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Data

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
INTEREST AND DIVIDEND INCOME:
Loans	$7,229	$7,331	$7,135	$6,821	$6,557
Securities	2,885	3,079	3,147	3,256	3,406
Other investments - at cost	68	59	59	63	65
Federal funds sold, interest-bearing deposits and other short-term investments	6	2	2	3	6
Total interest and dividend income	10,188	10,471	10,343	10,143	10,034

INTEREST EXPENSE:
Deposits	1,341	1,300	1,298	1,288	1,291
Long-term debt	1,070	1,119	1,125	1,071	1,011
Short-term borrowings	187	174	86	83	77
Total interest expense	2,598	2,593	2,509	2,442	2,379

Net interest and dividend income	7,590	7,878	7,834	7,701	7,655

PROVISION FOR LOAN LOSSES	300	275	750	450	100

Net interest and dividend income after provision for loan losses	7,290	7,603	7,084	7,251	7,555

NONINTEREST INCOME:
Service charges and fees	638	659	655	632	670
Income from bank-owned life insurance	367	374	384	386	379
Loss on prepayment of borrowings	(593)	—	—	—	—
Gain on sales of securities, net	817	44	226	21	29
Total noninterest income	1,229	1,077	1,265	1,039	1,078

NONINTEREST EXPENSE:
Salaries and employees benefits	3,821	3,643	3,623	3,665	3,778
Occupancy	840	821	743	751	761
Data processing	585	616	600	610	515
Professional fees	472	447	495	483	512
FDIC insurance	193	205	166	177	165
Other	800	764	721	845	803
Total noninterest expense	6,711	6,496	6,348	6,531	6,534

INCOME BEFORE INCOME TAXES	1,808	2,184	2,001	1,759	2,099

INCOME TAX PROVISION	470	523	491	417	451
NET INCOME	$1,338	$1,661	$1,510	$1,342	$1,648

Basic earnings per share	$0.08	$0.09	$0.08	$0.07	$0.09
Weighted average shares outstanding	17,684,498	17,718,143	17,910,223	18,308,828	18,812,795
Diluted earnings per share	$0.08	$0.09	$0.08	$0.07	$0.09
Weighted average diluted shares outstanding	17,684,498	17,718,143	17,910,223	18,308,828	18,812,795

Other Data:
Return on average assets (1)	0.41%	0.50%	0.46%	0.42%	0.52%
Return on average equity (1)	3.82%	4.57%	4.12%	3.64%	4.38%
Efficiency ratio (2)	78.08%	72.90%	71.54%	74.91%	75.07%
Net interest margin	2.52%	2.56%	2.58%	2.61%	2.63%

(1)        Three-month results have been annualized.
(2) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and noninterest income, excluding gain and loss on sale of securities, gain on bank-owned life insurance death benefit and loss on prepayment of borrowings.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Cash and cash equivalents	$12,719	$18,785	$14,429	$39,362	$21,370
Securities available for sale, at fair value	233,591	215,750	212,460	192,754	233,899
Securities held to maturity, at cost	266,718	278,080	283,684	288,199	292,019
Federal Home Loan Bank of Boston and other restricted stock - at cost	14,934	14,934	14,720	15,056	15,631

Loans	730,354	724,686	719,555	686,068	648,240
Allowance for loan losses	8,035	7,948	7,695	8,017	7,567
Net loans	722,319	716,738	711,860	678,051	640,673

Bank-owned life insurance	49,070	48,703	48,329	47,945	47,558
Other assets	29,660	27,106	25,699	24,951	23,866
TOTAL ASSETS	$1,329,011	$1,320,096	$1,311,181	$1,286,318	$1,275,016

Total deposits	$873,303	$834,218	$828,785	$818,590	$806,695
Short-term borrowings	82,625	93,997	78,685	59,751	58,460
Long-term debt	212,637	232,479	246,804	248,760	248,568
Securities pending settlement	—	—	137	67	195
Other liabilities	20,156	16,859	12,464	12,185	9,512
TOTAL LIABILITIES	1,188,721	1,177,553	1,166,875	1,139,353	1,123,430

TOTAL SHAREHOLDERS' EQUITY	140,290	142,543	144,306	146,965	151,586

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,329,011	$1,320,096	$1,311,181	$1,286,318	$1,275,016

Book value per share	$7.56	$7.61	$7.67	$7.67	$7.66

Other Data:
30- 89 day delinquent loans	$1,973	$3,821	$4,254	$5,539	$5,382
Nonperforming loans	8,340	8,830	8,867	3,225	3,095
Nonperforming loans as a percentage of total loans	1.14%	1.22%	1.23%	0.47%	0.48%
Nonperforming assets as a percentage of total assets	0.63%	0.67%	0.68%	0.25%	0.24%
Allowance for loan losses as a percentage of nonperforming loans	96.34%	90.01%	86.78%	248.59%	244.49%
Allowance for loan losses as a percentage of total loans	1.10%	1.10%	1.07%	1.17%	1.17%

The following tables set forth the information relating to our average balances and net interest income for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014, and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average		Avg Yield/	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$727,447	$7,260	3.99%	$721,528	$7,363	4.08%	$640,855	$6,595	4.12%
Securities(2)	481,919	2,975	2.47	494,519	3,181	2.57	530,046	3,506	2.65
Other investments - at cost	16,234	68	1.68	16,202	59	1.46	17,530	65	1.48
Short-term investments(3)	15,744	6	0.15	9,721	2	0.08	13,017	6	0.18
Total interest-earning assets	1,241,344	10,309	3.32	1,241,970	10,605	3.42	1,201,448	10,172	3.39
Total noninterest-earning assets	78,084			75,286			72,994
Total assets	$1,319,428			$1,317,256			$1,274,442

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing accounts	$38,079	21	0.22	$38,138	22	0.23	$42,892	28	0.26
Savings accounts	75,725	19	0.10	75,928	20	0.11	80,462	20	0.10
Money market accounts	233,418	220	0.38	233,582	220	0.38	210,884	193	0.37
Time certificates of deposit	368,463	1,081	1.17	348,928	1,038	1.19	340,428	1,050	1.23
Total interest-bearing deposits	715,685	1,341		696,576	1,300		674,666	1,291
Short-term borrowings and long-term debt	308,379	1,257	1.63	324,394	1,293	1.59	308,642	1,088	1.41
Interest-bearing liabilities	1,024,064	2,598	1.01	1,020,970	2,593	1.02	983,308	2,379	0.97
Noninterest-bearing deposits	134,902			138,311			129,423
Other noninterest-bearing liabilities	18,473			13,802			9,077
Total noninterest-bearing liabilities	153,375			152,113			138,500

Total liabilities	1,177,439			1,173,083			1,121,808
Total equity	141,990			144,173			152,634
Total liabilities and equity	$1,319,429			$1,317,256			$1,274,442
Less: Tax-equivalent adjustment(2)		(121)			(134)			(138)
Net interest and dividend income		$7,590			$7,878			$7,655
Net interest rate spread(4)			2.31%			2.40%			2.42%
Net interest margin(5)			2.52%			2.56%			2.63%
Ratio of average interest-earning
assets to average interest-bearing liabilities			121.22			121.65			122.18

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.